Exhibit 99.1

Gap Inc. Reports Second Quarter Fiscal 2023 Results
SAN FRANCISCO – August 24, 2023 – Gap Inc. (NYSE: GPS), a portfolio of billion-dollar lifestyle brands including Old Navy, Gap, Banana Republic, and Athleta, and the largest specialty apparel company in the U.S., today reported financial results for its second quarter ended July 29, 2023.

“I have long admired Gap Inc. as a customer, a brand builder, and most recently, as a Board member. An even greater draw is the company's storied brands. And I'm excited for the opportunity to lead the incredible people of Gap Inc. to unlock our full potential," said Richard Dickson, President and Chief Executive Officer, Gap Inc. "We’re seeing encouraging signs of progress, as our teams streamline the way we work so we can focus on growth-driving initiatives – a virtuous cycle that we’ll look to become our norm. This means we have to do things differently, with a clear focus on redefining our brands’ meaning to consumers, focusing on creativity, designing for relevance as a pursuit rather than a goal, and leveraging our remarkable legacy to shape an exciting new future.”

“We are pleased to deliver meaningful operating margin expansion and strong free cash flow during the second quarter driven by modest market share gains, our significantly improved inventory position, and our actions to transform the company’s operating model and structure,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc. “While we are encouraged by our near-term progress, we remain mindful of the mixed economic and consumer environment in which we are operating and continue to plan the business prudently."

Second Quarter Fiscal 2023 - Financial Results

•Net sales of $3.55 billion, down 8% compared to last year, inclusive of an estimated 1-point foreign exchange headwind and 2 percentage points of negative impact from the sale of Gap China.
◦Comparable sales were down 6%.
◦Store sales decreased 7% compared to last year. The company ended the quarter with 3,456 store locations in over 40 countries, of which 2,592 were company operated.
◦Online sales decreased 11% compared to last year and represented 33% of total net sales.
•Gross margin of 37.6% increased 310 basis points versus last year’s reported gross margin and increased 160 basis points versus last year’s adjusted gross margin which excluded $58 million in inventory impairment charges.
◦Merchandise margin increased 410 basis points versus last year on a reported basis. Compared to last year’s adjusted rate, merchandise margin increased 260 basis points due to lower air freight expense and improved promotional activity in the quarter, partially offset by inflationary cost headwinds.
◦Rent, occupancy, and depreciation (ROD) deleveraged 100 basis points versus last year primarily due to lower comparable sales in the quarter.
•Reported operating income was $106 million; reported operating margin of 3.0%.
•Adjusted operating income, excluding $13 million in restructuring costs, was $119 million; adjusted operating margin of 3.4%.
•The effective tax rate was negative 8.3%. During the quarter, the company recorded a tax benefit as a result of a transfer pricing settlement related to its sourcing activities.

•Reported net income of $117 million; reported diluted earnings per share of $0.32.
•Adjusted net income of $127 million, excluding restructuring costs; adjusted diluted earnings per share of $0.34.

Second Quarter Fiscal 2023 – Balance Sheet and Cash Flow Highlights

•Ended the quarter with cash and cash equivalents of $1.4 billion, an increase of 91% from the prior year.
•Year-to-date net cash from operating activities was $528 million. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $329 million.
•Ending inventory of $2.23 billion was down 29% compared to last year.
•Year-to-date capital expenditures were $199 million.
•Paid second quarter dividend of $0.15 per share, totaling $56 million. The company’s Board of Directors approved third quarter fiscal 2023 dividend of $0.15 per share.

Additional information regarding adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow, all of which are non-GAAP financial measures, is provided at the end of this press release along with a reconciliation of these measures from the most directly comparable GAAP financial measures for the applicable period.

Second Quarter Fiscal 2023 – Global Brand Results

Old Navy:
•Net sales of $1.96 billion, down 6% compared to last year. Strength in women’s tops and woven bottoms and improved trends in men’s and kids were offset by softness in the active category as well as continued slower demand from the lower-income consumer.
•Comparable sales were down 6%.

Gap:
•Net sales of $755 million, down 14% compared to last year. Excluding the negative impact from the sale of Gap China, the shutdown of Yeezy Gap and foreign exchange headwinds, net sales were down 4% versus last year. Sales were driven by continued strength in the women’s category offset by strategic store closures in North America.
•Comparable sales were down 1%.

Banana Republic:
•Net sales of $480 million, down 11% compared to last year. While Banana Republic maintained market share in the quarter, sales growth remains impacted in the short-term as the brand laps the outsized growth last year driven by the shift in consumer preferences.
•Comparable sales were down 8%.

Athleta:
•Net sales of $341 million, down 1% compared to last year. While sales continue to be impacted by product acceptance challenges, the brand has taken near-term actions to improve product presentation and creative to better align with Athleta’s performance DNA.
•Comparable sales were down 7%.

Fiscal 2023 Outlook

“As we look toward the long-term, we believe our focus on unlocking the value of our important and iconic brands coupled with the transformative actions we are taking to improve our operating structure will position Gap Inc. back on its path towards delivering sustainable, profitable growth and value for our shareholders,” said Katrina O’Connell, Executive Vice President and Chief Financial Officer, Gap Inc.

The company’s outlook takes into consideration the continued uncertain consumer and macro environment.

The company is estimating that third quarter net sales could decrease in the low double-digit range compared to last year’s net sales of $4.04 billion. As a reminder, the sale of Gap China to Baozun Inc. closed on January 31, 2023. Third quarter 2022 net sales included approximately $70 million in sales for Gap China.

The company anticipates that fiscal 2023 net sales could decrease in the mid-single digit range compared to last year’s net sales of $15.6 billion. As a reminder, fiscal 2022 net sales included approximately $300 million in sales for Gap China. Fiscal 2023 will include a 53rd week estimated to positively impact net sales by $150 million.

The company continues to expect gross margin expansion for fiscal 2023. At the estimated level of sales described above, the company is planning adjusted operating expenses of approximately $1.3 billion in the third quarter and approximately $5.15 billion for fiscal 2023.

The company continues to expect fiscal 2023 capital expenditures in the range of $500 million to $525 million.

Webcast and Conference Call Information
Emily Gacka, Director of Investor Relations at Gap Inc., will host a conference call to review the company’s second quarter fiscal 2023 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Gacka will be joined by Executive Chair Bob Martin, Chief Executive Officer Richard Dickson and Chief Financial Officer Katrina O’Connell.

A live webcast of the conference call will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Non-GAAP Disclosure
This press release and related conference call include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of each non-GAAP measure included in this press release and related conference call is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call are adjusted gross margin, adjusted operating expenses/adjusted SG&A, adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, and free cash flow, as well as expected adjusted operating expenses/adjusted SG&A. These non-GAAP measures exclude the impact of certain items that are set forth in the tables to this press release. A reconciliation of expected adjusted operating expenses/adjusted SG&A is not provided, in reliance on the exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because a comparable GAAP measure is not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict the impact of many of the costs and expenses that may be incurred in the future that could impact operating expenses/SG&A. In addition, we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of those costs and expenses may be material and have a significant and unpredictable impact on our future GAAP results.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements
This press release and related conference call contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: our new Chief Executive Officer, his qualifications to lead the company, and defining a bright future for the company; making what we do, what we stand for, and what we sell relevant; our brands balancing the need for clothes and want for fashion; sparking defining trends; making consumers into fans and growing fandom; growing our customers and the value of our brands; continuing to strengthen our financial footing; accelerating efforts to drive profitable growth by unlocking the value in our brands; revitalizing our brands; redefining our brands’ meaning to consumers; focusing on creativity; designing for relevant as a pursuit rather than a goal; building to quality; leveraging our company’s legacy; reigniting a creative culture and attracting great talent; committing our brands to a distinctive purpose; reorienting our brands around design and the customer; reengaging in the cultural conversation and making products that inspire cultural dialogue; providing experiences in stores and online that excite and delight our customers; mattering to our people, investors, communities, and the world; expected costs savings from organizational changes and the impact on our teams being consumer-centric; our positioning into the second half of the year; focusing on the levers and opportunities in our control to deliver for our customers, employees, and shareholders; Old Navy’s positioning in the marketplace; Old Navy’s marketing, product, and value in the back-to-school season; maximizing fine fabrics at Banana Republic in the second half of the year; Banana Republic’s broader home offering; our new President and CEO of Athleta and bringing Athleta to its full potential over the long term; moderating buys and using our responsive levers; expected ending inventory in fiscal 2023; our plans to pay down our asset-backed line of credit in fiscal 2023; our dividend strategy and paying a third quarter fiscal 2023 dividend; expected third quarter and fiscal 2023 net sales; the impact of an additional week in fiscal 2023 on fiscal 2023 net sales; expected third quarter and fiscal 2023 gross margin; expected air expense in third quarter and fiscal 2023; expected inventory position and promotional activity in the third quarter and fiscal 2023; inflationary costs, including commodity costs and ocean freight rates, in the third quarter and fiscal 2023; expected ROD in the third quarter and fiscal 2023; expected third quarter and fiscal 2023 adjusted operating expenses/adjusted SG&A; expected capital expenditures in fiscal 2023; delivering our fiscal 2023 outlook; unlocking the value of our bands; actions to put the company on a path towards sustainable, profitable growth and delivering long-term shareholder value; and streamlining the way we work in order to focus on growth-driving initiatives.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our financial condition, results of operations, and reputation: the overall global economic and geopolitical environment and the impact on consumer spending patterns; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we fail to maintain, enhance, and protect our brand image and reputation; the highly competitive nature of our business in the United States and internationally; the risk that restructuring our business may not generate the intended benefits and projected cost savings to the extent or on the timeline as expected; the risk that we fail to manage key executive succession and retention and to continue to attract and retain qualified personnel; the risk that we may be unable to manage or protect our inventory effectively and the resulting impact on our gross margins, sales and results of operations; the risk that inflationary pressures continue to negatively impact gross margins or that we are unable to pass along price increases; the risk that our investments in customer, digital, and omni-channel shopping initiatives may not deliver the results we anticipate; the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing; the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct; the risk of data or other security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that failures of, or updates or changes to, our IT systems may disrupt our operations; the risk that our franchisees and licensees could impair the value of our brands or fail to make payments for which we are liable; natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; the ongoing conflict between Russia and Ukraine and the impact on global market stability; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk that our efforts to expand internationally may not be successful; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations, that the seasonality of our business may experience changes, or that we may fail to meet financial market expectations; reductions in income and cash flow from our credit card arrangement related to our private label and co-branded credit cards; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; the adverse effects of climate change on our operations and those of our franchisees, vendors and other business partners; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; our failure to comply with applicable laws and regulations and changes in the regulatory or administrative landscape; our failure to satisfy regulations and market expectations related to our ESG initiatives; the risk that worsening global economic and geopolitical conditions could result in changes to the assumptions and estimates used when preparing our financial statements; the risk that changes in our business structure, our performance or our industry could result in reductions in our pre-tax income or utilization of existing tax carryforwards in future periods, and require additional deferred tax valuation allowances; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate; the risk that our level of indebtedness may impact our ability to operate and expand our business; the risk that we and our subsidiaries may be unable to meet our obligations under our indebtedness agreements; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial information.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2023, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of August 24, 2023. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a collection of purpose-led lifestyle brands, is the largest American specialty apparel company offering clothing, accessories, and personal care products for men, women, and children under the Old Navy, Gap, Banana Republic, and Athleta brands. The company uses omni-channel capabilities to bridge the digital world and physical stores to further enhance its shopping experience. Gap Inc. is guided by its purpose, Inclusive, by Design, and takes pride in creating products and experiences its customers love while doing right by its employees, communities, and planet. Gap Inc. products are available for purchase worldwide through company-operated stores, franchise stores, and e-commerce sites. Fiscal year 2022 net sales were $15.6 billion. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Nina Bari
Investor_relations@gap.com

Media Relations Contact:
Megan Foote
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	July 29, 2023	July 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$1,350	$708
Merchandise inventory	2,226	3,135
Other current assets	663	1,106
Total current assets	4,239	4,949
Property and equipment, net	2,595	2,809
Operating lease assets	3,113	3,532
Other long-term assets	903	881
Total assets	$10,850	$12,171

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,406	$1,640
Accrued expenses and other current liabilities	1,007	1,216
Current portion of operating lease liabilities	578	717
Income taxes payable	16	41
Total current liabilities	3,007	3,614
Long-term liabilities:
Revolving credit facility	150	350
Long-term debt	1,487	1,485
Long-term operating lease liabilities	3,433	3,857
Other long-term liabilities	510	560
Total long-term liabilities	5,580	6,252
Total stockholders' equity	2,263	2,305
Total liabilities and stockholders' equity	$10,850	$12,171

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	July 29, 2023	July 30, 2022	July 29, 2023	July 30, 2022
Net sales	$3,548	$3,857	$6,824	$7,334
Cost of goods sold and occupancy expenses	2,215	2,527	4,277	4,908
Gross profit	1,333	1,330	2,547	2,426
Operating expenses	1,227	1,358	2,451	2,651
Operating income (loss)	106	(28)	96	(225)
Interest, net	(2)	20	8	39
Income (loss) before income taxes	108	(48)	88	(264)
Income tax expense (benefit)	(9)	1	(11)	(53)
Net income (loss)	$117	$(49)	$99	$(211)
Weighted-average number of shares - basic	369	367	368	369
Weighted-average number of shares - diluted	371	367	372	369
Net earnings (loss) per share - basic	$0.32	$(0.13)	$0.27	$(0.57)
Net earnings (loss) per share - diluted	$0.32	$(0.13)	$0.27	$(0.57)

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	26 Weeks Ended
($ in millions)	July 29, 2023 (a)	July 30, 2022 (a)
Cash flows from operating activities:
Net income (loss)	$99	$(211)
Depreciation and amortization	267	262
Loss on divestiture activity	—	35
Gain on sale of building	(47)	—
Change in merchandise inventory	160	(140)
Change in accounts payable	104	(292)
Change in accrued expenses and other current liabilities	(76)	(191)
Change in income taxes payable, net of receivables and other tax-related items	5	372
Other, net	16	(42)
Net cash provided by (used for) operating activities	528	(207)

Cash flows from investing activities:
Purchases of property and equipment	(199)	(406)
Net proceeds from sale of building	76	333
Proceeds from divestiture activity	11	—
Net cash used for investing activities	(112)	(73)

Cash flows from financing activities:
Proceeds from revolving credit facility	—	350
Repayments of revolving credit facility	(200)	—
Payments for debt issuance costs	—	(6)
Proceeds from issuances under share-based compensation plans	13	15
Withholding tax payments related to vesting of stock units	(11)	(15)
Repurchases of common stock	—	(111)
Cash dividends paid	(111)	(111)
Net cash (used for) provided by financing activities	(309)	122

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	(2)	(9)
Net increase (decrease) in cash, cash equivalents, and restricted cash	105	(167)
Cash, cash equivalents, and restricted cash at beginning of period	1,273	902
Cash, cash equivalents, and restricted cash at end of period	$1,378	$735
__________
(a) For the twenty-six weeks ended July 29, 2023 and July 30, 2022, total cash, cash equivalents, and restricted cash includes $28 million and $27 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	26 Weeks Ended
($ in millions)	July 29, 2023	July 30, 2022
Net cash provided by (used for) operating activities	$528	$(207)
Less: Purchases of property and equipment	(199)	(406)
Free cash flow	$329	$(613)

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2023
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of restructuring costs. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income	Operating Margin	Income Tax Expense (Benefit)	Net Income	Earnings per Share - Diluted (b)
($ in millions) 13 Weeks Ended July 29, 2023
GAAP metrics, as reported	$1,227	34.6%	$106	3.0%	$(9)	$117	$0.32
Adjustments for:
Restructuring costs (a)	(13)	(0.4)%	13	0.4%	3	10	0.03
Non-GAAP metrics	$1,214	34.2%	$119	3.4%	$(6)	$127	$0.34
__________
(a) Includes $3 million of employee-related costs and $10 million of consulting and other associated costs related to our previously announced actions to further simplify and optimize our operating model and structure.
(b) Earnings per share was computed individually for each line item; therefore, the sum of the individual lines may not equal the total.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

ADJUSTED STATEMENT OF OPERATIONS METRICS FOR THE SECOND QUARTER OF FISCAL YEAR 2022
The following adjusted statement of operations metrics are non-GAAP financial measures. These measures are provided to enhance visibility into the Company's underlying results for the period excluding the impact of impairment of certain inventory and a loss on divestiture activity. Management believes the adjusted metrics are useful for the assessment of ongoing operations as we believe the adjusted items are not indicative of our ongoing operations, and provide additional information to investors to facilitate the comparison of results against past and future years. However, these non-GAAP financial measures are not intended to supersede or replace the GAAP measures.

	Gross Profit	Gross Margin	Operating Expenses	Operating Expenses as a % of Net Sales	Operating Income (loss)	Operating Margin	Income Taxes	Net Income (loss)	Earnings (loss) per Share - Diluted
($ in millions) 13 Weeks Ended July 30, 2022
GAAP metrics, as reported	$1,330	34.5%	$1,358	35.2%	$(28)	(0.7)%	$1	$(49)	$(0.13)
Adjustments for:
Inventory impairment charges (a)	58	1.5%	—	—%	58	1.5%	9	49	0.13
Loss on divestiture activity (b)	—	—%	(35)	(0.9)%	35	0.9%	5	30	0.08
Non-GAAP metrics	$1,388	36.0%	$1,323	34.3%	$65	1.7%	$15	$30	$0.08
__________
(a) Represents the inventory impairment charges as a result of delayed seasonal product due to global supply chain disruption and extended size product discontinued at stores.
(b) Represents the impact of the loss on divestiture activity related to the transition of the Old Navy Mexico business.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s second quarter fiscal year 2023 and 2022 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended July 29, 2023
U.S. (1)	$1,777	$542	$415	$327	$11	$3,072
Canada	165	76	44	13	—	298
Europe	1	29	—	—	—	30
Asia	—	77	14	—	—	91
Other regions	18	31	7	1	—	57
Total	$1,961	$755	$480	$341	$11	$3,548
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended July 30, 2022
U.S. (1)	$1,880	$565	$460	$335	$3	$3,243
Canada	183	82	53	7	—	325
Europe	—	51	2	—	—	53
Asia	1	141	18	—	—	160
Other regions	26	42	6	2	—	76
Total	$2,090	$881	$539	$344	$3	$3,857
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, openings, closings, and square footage for our stores are as follows:

	January 28, 2023	26 Weeks Ended July 29, 2023		July 29, 2023
	Number of Store Locations	Number of Stores Opened	Number of Stores Closed	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,238	17	8	1,247	19.9
Gap North America	493	—	12	481	5.1
Gap Asia (1)	232	1	4	140	1.2
Banana Republic North America	419	—	11	408	3.4
Banana Republic Asia	46	3	2	47	0.2
Athleta North America	257	15	3	269	1.1
Company-operated stores total	2,685	36	40	2,592	30.9
Franchise (1)	667	101	38	864	N/A
Total	3,352	137	78	3,456	30.9
__________
(1) The 89 Gap China stores that were transitioned to Baozun during the period are not included as store closures or openings for Company-operated and Franchise store activity. The ending balance for Gap Asia excludes Gap China stores and the ending balance for Franchise includes Gap China locations transitioned during the period.